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                                                                    EXHIBIT 99.1



                           CARDINAL BANCSHARES, INC.
                              400 East Vine Street
                                   Suite 300
                           Lexington, Kentucky 40507
                                 (606) 255-8300



         Area Bancshares Corporation To Merge With Cardinal Bancshares, Inc.

         OWENSBORO and LEXINGTON, Ky., May 1 /PRNewswire/ -- Area Bancshares Corporation (Nasdaq-NNM: AREA) and Cardinal Bancshares, Inc. (Nasdaq-NNM:
CARD) announced jointly today that they have signed a definitive agreement that provides for the combination of Cardinal and Area.

         Under the terms of the agreement, Area will exchange 2.7391 shares of its common stock for each share of Cardinal common stock. Based on Area's closing price of $22.00 on April 30, 1997 and Cardinal's total outstanding shares and options, the transaction would be valued at approximately $109 million and represent an exchange value of $60.26 for each share of Cardinal common stock. The purchase price would be 1.88 times Cardinal's March 31, 1997 book value. The combination, which will be accounted for as a pooling of interests, is expected to be consummated during the fourth quarter of 1997, pending Area and Cardinal shareholder approval, regulatory approval, and other customary conditions of closing. The exchange of Area stock for Cardinal stock is expected to be a tax-free exchange for federal income tax purposes.

         Cardinal is a Lexington, Kentucky based bank holding company with subsidiary financial institutions located in Lexington, Louisville, Somerset, Springfield and Harlan, Kentucky. As of March 31, 1997, Cardinal had total assets of $631,349,000, deposits of $548,777,000, and stockholders' equity of $51,185,000. Cardinal reported net income of $1,615,000 for the first three months of 1997, with an annualized return on assets of 1.03% and a return on stockholders' equity of 12.65%.

         Area is an Owensboro, Kentucky based bank holding company with subsidiary financial institutions located in Owensboro, Hopkinsville, Bowling Green, Russelville, Glasgow, and Calhoun, Kentucky. Area also owns and operates a consumer loan company. As of March 31, 1997, Area had total assets of $1,146,376,000, deposits of $835,664,000, and stockholders' equity of $124,752,000. Area reported net income of $3,605,000 for the first three months of 1997, with an





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annualized return on assets of 1.33% and a return on stockholders' equity of
11.82%.

         Thomas R. Brumley, President and Chief Executive Officer of Area, expressed his delight with the agreement. "I am thrilled at the prospect of working with the people at Cardinal, who share our philosophy and vision of serving the customers and communities of Kentucky. This transaction substantially expands the merged companies' presence in Kentucky, allowing each of our banks to be a larger, stronger player in the communities they serve. We look forward to the creation of new relationships, and will continue to build upon relationships with our shareholders, employees and customers throughout the state."

         John S. Penn, President and Chief Executive Officer of Cardinal, commented "The merged new company will have a fortress-like balance sheet and thus the ability to meet the coming challenges of the financial services industry. The merger will create a statewide franchise, which will be better able to serve our customers and shareholders as we enter the next century."


SOURCE  Cardinal Bancshares, Inc.:  Area Bancshares Corporation
         -0-                                      5/1/97
         /CONTACT: Timothy O. Shelburne, Senior Vice President and General Counsel, Area Bancshares Corporation, 502-688-7750, or Jack H. Brown, Chief Financial Officer, Cardinal Bancshares, Inc., 606-255-8300/
         (AREA CARD)